Exhibit 23(d)


                  INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-00255 of New Orleans Public Service Inc. on Form S-3 of our reports dated February 11, 1994, which expressed an unqualified opinion and included an explanatory paragraph relating to the Company's change in method of accounting for revenues, appearing in the Annual Report on Form 10-K of New Orleans Public Service Inc. for the year ended December 31, 1995, and to the references to us under the heading "Experts and Legality" in the Prospectus which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

New Orleans, Louisiana
March 14, 1996